FRP Holdings, Inc. Reports Fiscal 2025 Second Quarter Results

Jacksonville, Florida; August 6, 2025 -- FRP Holdings, Inc. (NASDAQ-FRPH), a full-service real estate investment and development company with four distinct business segments including Multifamily, Industrial and Commercial Development, Mining and Royalty Lands, today reported financial results for the quarter ended June 30, 2025.

Second Quarter Highlights and Recent Developments
•72% decrease in Net Income ($0.6 million vs $2.0 million) due largely to legal expenses related to due diligence for a potential investment the company is evaluating, as well as lower Net Interest Income offset by higher mining royalties and improved results in Equity in Loss of Joint Ventures
•5% increase in pro rata NOI ($9.7 million vs $9.2 million)
•1% increase in the Multifamily segment’s pro rata NOI primarily due to improved occupancy of The Verge and Dock 79. This comparison includes the results for The Verge from the same period last year (when the Verge was still in our Development segment).
•15% decrease in Industrial and Commercial segment NOI primarily due to an eviction of one tenant and lease expirations.
•21% increase in NOI for Mining Royalty Lands segment
•Effective July 21, 2025, the Company entered into a 2025 Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, N.A. The Credit Agreement modifies the Company’s prior Credit Agreement with Wells Fargo dated December 22, 2023. The Credit Agreement establishes a five-year revolving credit facility with a maximum facility amount of $50 million. The interest rate under the Credit Agreement will be 2.25% over the Daily Simple SOFR in effect. A commitment fee of 0.35% per annum is payable quarterly on the unused portion of the commitment.
•On July 23, 2025, subsequent to quarters end, we entered into a joint venture agreement with Strategic Real Estate Partners (“SREP”), a private real estate development firm which specializes in industrial real estate development, to develop 377,892 square feet in two warehouses in Lake County, Florida near Orlando, with options for investment in additional industrial warehouses on adjacent properties in the future.

Executive Summary and Analysis
Results this quarter and for the first six months are consistent with both our expectations as well as what we cautioned investors to expect for the last two quarters. As stated previously, our primary aim for 2025 is to set the stage for future growth. We will accomplish this first by leasing up our current vacancies, but mostly by putting money to work in new projects. We have started construction on both our JVs with Altman Logistics in Lakeland and Broward County, FL which will add 384,193 square feet of class A industrial space to our portfolio. We expect substantial completion on these projects in the second quarter of 2026. Work continues on the entitlements for our industrial pipeline in Maryland in order to be shovel ready in 2026. Finally, as mentioned in our highlights, subsequent to the end of the quarter, the Company entered into a joint venture agreement to develop 377,892 square feet in two warehouses in Lake County, FL. The site is located off the Florida Turnpike, in the City of Minneola, outside of Orlando. The lack of available land in the broader Orlando market has driven industrial users to expand into the Lake County submarket, attracting both institutional owners and users. Notably, there remains a meaningful shortage of shallow bay industrial buildings in the size range of the buildings we are developing for this market. We expect to begin construction on this project this month and FRP will have a 95% interest in this joint venture, with options for future development of just under 1 million SF of industrial product on adjacent property. This agreement supports our shift in focus and investment toward our industrial business segment and the Company remains on track to deliver three new industrial assets every two years with the goal of doubling the size of our industrial segment by 2030.

Comparative Results of Operations for the three months ended June 30, 2025 and 2024
Consolidated Results

(dollars in thousands)	Three Months Ended June 30,
	2025	2024	Change	%
Revenues:
Lease revenue	$7,241	7,246	$(5)	-.1%
Mining royalty and rents	3,609	3,231	378	11.7%
Total revenues	10,850	10,477	373	3.6%

Cost of operations:
Depreciation, depletion and amortization	2,726	2,543	183	7.2%
Operating expenses	2,580	1,702	878	51.6%
Property taxes	1,002	860	142	16.5%
General and administrative	2,885	2,552	333	13.0%
Total cost of operations	9,193	7,657	1,536	20.1%

Total operating profit	1,657	2,820	(1,163)	-41.2%

Net investment income	2,348	3,708	(1,360)	-36.7%
Interest expense	(824)	(829)	5	-.6%
Equity in loss of joint ventures	(2,379)	(2,724)	345	-12.7%
Income before income taxes	802	2,975	(2,173)	-73.0%
Provision for income taxes	178	916	(738)	-80.6%

Net income	624	2,059	(1,435)	-69.7%
Income (loss) attributable to noncontrolling interest	46	15	31	206.7%
Net income attributable to the Company	$578	2,044	$(1,466)	-71.7%

Net income for the second quarter of 2025 was $578,000 or $.03 per share versus $2,044,000 or $.11 per share in the same period last year. Pro rata NOI for the second quarter of 2025 was $9,688,000 versus $9,230,000 in the same period last year. The second quarter of 2025 was impacted by the following items:
•Operating profit decreased $1,163,000 primarily as a result of higher Development segment professional fees ($831,000) and higher General and administrative expense ($333,000). Development segment professional fees included $712,000 of legal expenses related to due diligence for a potential investment the company is evaluating along with other expensed acquisition and development costs. General and administrative expense increased primarily because of overlapping compensation as a result of the implementation of our executive succession and transition plan that commenced in June, 2024. Industrial and commercial segment operating profit declined $387,000 due to $211,000 higher depreciation from completion of our new Chelsea warehouse along with lower occupancy due to a tenant default and non-renewing leases. Mining Royalty Land's segment operating profit increased $355,000 primarily due to the prior year including a $277,000 overpayment deduction.
•Net investment income decreased $1,360,000 because of reduced earnings on cash equivalents ($456,000) primarily due to lower interest rates and lower income from our lending ventures ($904,000) primarily due to 27 residential lots sold compared to 54 residential lots sold in the same quarter last year.
•Equity in loss of Joint Ventures improved $345,000 due to improved results of our unconsolidated joint ventures. Results improved at The Verge ($90,000) due to improved occupancy and at Bryant Street ($212,000) and BC Realty ($115,000) both due to higher revenues and lower variable rate interest expense.
Multifamily Segment (Pro rata consolidated and pro rata unconsolidated)
For ease of comparison all the figures in the tables below include the results for The Verge from the same period last year (when this project was still in our Development segment).

	Three months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$8,467	100.0%	8,113	100.0%	354	4.4%

Depreciation and amortization	3,386	40.0%	3,384	41.7%	2	.1%
Operating expenses	2,691	31.8%	2,553	31.5%	138	5.4%
Property taxes	1,008	11.9%	912	11.2%	96	10.5%

Cost of operations	7,085	83.7%	6,849	84.4%	236	3.4%

Operating profit before G&A	$1,382	16.3%	1,264	15.6%	118	9.3%

Depreciation and amortization	3,386		3,384		2
Unrealized rents & other	(31)		32		(63)
Net operating income	$4,737	55.9%	4,680	57.7%	57	1.2%
The combined consolidated and unconsolidated pro rata net operating income this quarter for this segment was $4,737,000, up $57,000 or 1% compared to $4,680,000 in the same quarter last year. Most of this increase was from the improved occupancy of The Verge. This project contributed $733,000 of pro rata NOI to this segment compared to $710,000 in the Development segment in the same quarter last year, an increase of $23,000. Same store NOI increased $34,000 as favorable revenues at Dock 79 were partially offset by lower revenues at the Maren and higher property taxes.

Apartment Building	Units	Pro rata NOI Q2 2025	Pro rata NOI Q2 2024	Avg. Occupancy Q2 2025	Avg. Occupancy Q2 2024	Renewal Success Rate Q2 2025	Renewal % increase Q2 2025

Dock 79 Anacostia DC	305	$995,000	$932,000	95.5%	93.6%	74.6%	5.9%
Maren Anacostia DC	264	$890,000	$923,000	93.6%	94.8%	55.3%	3.2%
Riverside Greenville	200	$215,000	$215,000	92.9%	93.0%	65.8%	6.3%
Bryant Street DC	487	$1,542,000	$1,555,000	94.6%	91.2%	56.3%	2.1%
.408 Jackson Greenville	227	$362,000	$345,000	94.3%	96.2%	52.2%	4.7%
Verge Anacostia DC	344	$733,000	$710,000	93.3%	91.3%	63.3%	2.0%
Multifamily Segment	1,827	$4,737,000	$4,680,000	94.1%	93.0%

Multifamily Segment (Consolidated - Dock 79 & The Maren)

	Three months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$5,567	100.0%	5,496	100.0%	71	1.3%

Depreciation and amortization	1,935	34.8%	1,981	36.1%	(46)	-2.3%
Operating expenses	1,527	27.4%	1,519	27.6%	8	.5%
Property taxes	648	11.6%	576	10.5%	72	12.5%

Cost of operations	4,110	73.8%	4,076	74.2%	34	.8%

Operating profit before G&A	$1,457	26.2%	1,420	25.8%	37	2.6%
Total revenues for our two consolidated joint ventures were $5,567,000, an increase of $71,000 versus $5,496,000 in the same period last year. Total operating profit before G&A for the consolidated joint ventures was $1,457,000, an increase of $37,000, or 3% versus $1,420,000 in the same period last year primarily due to lower depreciation.

Multifamily Segment (Pro rata unconsolidated)
Our Multifamily Segment has four unconsolidated joint ventures (Bryant Street, The Verge, Riverside, and .408 Jackson). Riverside was moved from the Development segment to the Multifamily segment in 2022, Bryant Street and .408 Jackson moved as of the beginning of 2024 and The Verge moved effective July 1, 2024, each upon reaching lease up stabilization.

	Three months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$5,436	100.0%	5,118	100.0%	318	6.2%

Depreciation and amortization	2,325	42.8%	2,299	44.9%	26	1.1%
Operating expenses	1,886	34.7%	1,724	33.7%	162	9.4%
Property taxes	654	12.0%	599	11.7%	55	9.2%

Cost of operations	4,865	89.5%	4,622	90.3%	243	5.3%

Operating profit before G&A	$571	10.5%	496	9.7%	75	15.1%

For our four unconsolidated joint ventures, pro rata revenues were $5,436,000, an increase of $318,000 or 6% compared to $5,118,000 in the same period last year. Pro rata operating profit before G&A was $571,000, an increase of $75,000 or 15% versus $496,000 in the same period last year. The increase was due to improved occupancy at The Verge and Bryant Street and higher revenues at .408 Jackson.

Industrial and Commercial Segment

	Three months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$1,374	100.0%	1,445	100.0%	(71)	(4.9%)

Depreciation and amortization	571	41.6%	360	25.0%	211	58.6%
Operating expenses	230	16.7%	191	13.2%	39	20.4%
Property taxes	130	9.5%	64	4.4%	66	103.1%

Cost of operations	931	67.8%	615	42.6%	316	51.4%

Operating profit before G&A	$443	32.2%	830	57.4%	(387)	(46.6%)

Depreciation and amortization	571		360		211
Unrealized revenues	(4)		(3)		(1)
Net operating income	$1,010	73.5%	$1,187	82.1%	$(177)	(14.9%)
Shell construction on our 258,279 square foot spec warehouse project in Aberdeen, MD on Chelsea Road was completed effective April 1, 2025 and is in the lease-up phase. We have ten buildings in service at four different locations totaling 773,356 square feet of industrial and 33,708 square feet of office of which 50.3% was leased and occupied at June 30, 2025. Excluding Chelsea these assets were 74.0% leased and occupied during the quarter compared to 95.6% leased and occupied during the same quarter last year primarily due to an eviction for failure to pay rent by one tenant and lease expirations. Total revenues in this segment were $1,374,000, down $71,000 or 5%, over the same period last year. Operating profit before G&A was $443,000, down $387,000 or 47% over the same quarter last year due to $216,000 of depreciation and $30,000 of operating costs at Chelsea along with the lower occupancy. Net operating income in this segment was $1,010,000, down $177,000 or 15% compared to the same quarter last year.

Mining Royalty Lands Segment Results

	Three months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Mining royalty and rent revenue	$3,609	100.0%	3,231	100.0%	378	11.7%

Depreciation, depletion and amortization	177	5.0%	159	4.9%	18	11.3%
Operating expenses	16	0.4%	16	0.5%	—	—%
Property taxes	76	2.1%	71	2.2%	5	7.0%

Cost of operations	269	7.5%	246	7.6%	23	9.3%

Operating profit before G&A	$3,340	92.5%	2,985	92.4%	355	11.9%

Depreciation and amortization	177		159		18
Unrealized revenues	148		(116)		264
Net operating income	$3,665	101.6%	$3,028	93.7%	$637	21.0%

Total revenues in this segment were $3,609,000, an increase of $378,000 or 12% versus $3,231,000 in the same period last year. Royalty revenues in the prior year were impacted by the deduction of $277,000 of royalties to resolve an overpayment which we referenced previously. Royalty tons were down 3% primarily due to a decrease at one location that experienced a project specific spike in demand in the prior year. Royalty revenue per ton increased 7% over the same period last year excluding the prior year overpayment deduction. Total operating profit before G&A in this segment was $3,340,000, an increase of $355,000 versus $2,985,000 in the same period last year. Net operating income was $3,665,000, up $637,000 or 21% compared to the same quarter last year due to the higher revenues and a $264,000 decrease in unrealized revenues. The unrealized revenue decrease is due to the temporarily higher minimum royalty payments we are currently receiving at one location which are straight-lined across the life of the lease for GAAP revenue purposes.

Development Segment Results

	Three months ended June 30
(dollars in thousands)	2025	2024	Change

Lease revenue	$300	305	(5)

Depreciation, depletion and amortization	43	43	—
Operating expenses	807	(24)	831
Property taxes	148	149	(1)

Cost of operations	998	168	830

Operating profit before G&A	$(698)	137	(835)

With respect to ongoing Development Segment projects:
▪We are the principal capital source to develop 344 residential lots on 110 acres in Harford County, MD. We have funded $27.0 million of our $31.1 million total commitment. A national homebuilder is under contract to purchase all 222 townhome lots and 122 single family lots. At quarter-end, 160 lots have been sold and $22.2 million has been returned to the company of which $5.5 million was booked as profit to the Company.
▪We entered into two new joint venture agreements in early 2024 with Altman Logistics. The first joint venture is a 201,420 square-foot warehouse development project in Lakeland, FL, and the second joint venture is a two building 183,215 square-foot warehouse redevelopment project in Broward County, FL. We closed on both construction loans in March, 2025 and construction commenced in the second quarter of 2025.
▪On May 30, 2025, we secured construction financing for our multifamily joint venture with Woodfield Development, known as Woven. This is our third multifamily project in Greenville, SC. This is an $87.8M project with 214 units and 13,500 square feet of ground floor retail that is eligible to receive South Carolina Textile Rehabilitation Credits upon substantial completion and received Special Source Credits equal to 50% of the real estate taxes for a period of 20 years.
▪On June 16, 2025, our BC Realty partnership refinanced our FRP provided floating rate construction loans on our two (2) office buildings with Symetra Life Insurance Company. This is a 10-year, fully amortizing $10.5M permanent loan, at a fixed interest rate of 6.40%.

Six Month Highlights
•32% decrease in Net Income ($2.3 million vs $3.3 million)
•7% increase in pro rata NOI ($19.1 million vs $17.8 million)
•2% increase in the Multifamily segment’s pro rata NOI primarily due to lease up of The Verge. This comparison includes the results for this project from the same period last year (when this project was still in our Development segment).

•6% decrease in Industrial and Commercial revenue and 8% decrease in that segment’s NOI
•20.1% increase in the Mining Royalty Lands' segment's NOI
Comparative Results of Operations for the Six months ended June 30, 2025 and 2024
Consolidated Results

(dollars in thousands)	Six Months Ended June 30,
	2025	2024	Change	%
Revenues:
Lease revenue	$14,313	14,416	$(103)	-.7%
Mining royalty and rents	6,843	6,194	649	10.5%
Total revenues	21,156	20,610	546	2.6%

Cost of operations:
Depreciation/depletion/amortization	5,333	5,078	255	5.0%
Operating expenses	4,439	3,569	870	24.4%
Property taxes	1,940	1,667	273	16.4%
General and administrative	5,462	4,594	868	18.9%
Total cost of operations	17,174	14,908	2,266	15.2%

Total operating profit	3,982	5,702	(1,720)	-30.2%

Net investment income	4,909	6,491	(1,582)	-24.4%
Interest expense	(1,519)	(1,740)	221	-12.7%
Equity in loss of joint ventures	(4,410)	(5,743)	1,333	-23.2%
Income before income taxes	2,962	4,710	(1,748)	-37.1%
Provision for income taxes	704	1,316	(612)	-46.5%

Net income	2,258	3,394	(1,136)	-33.5%
Income (loss) attributable to noncontrolling interest	(30)	49	(79)	-161.2%
Net income attributable to the Company	$2,288	$3,345	$(1,057)	-31.6%

Net income for the first six months of 2025 was $2,288,000 or $.12 per share versus $3,345,000 or $.18 per share in the same period last year. Pro rata NOI for the first six months of 2025 was $19,052,000 versus $17,764,000 in the same period last year. The first six months of 2025 were impacted by the following items:
•Operating profit decreased $1,720,000 primarily due to higher Development segment professional fees ($682,000) and higher General and administrative expense ($868,000). Development segment professional fees included $712,000 of legal expenses related to due diligence for a potential investment the company is evaluating. General and administrative expense increased primarily due to overlapping compensation as a result of the implementation of our executive succession and transition plan that commenced in June, 2024. Industrial and commercial segment operating profit declined $556,000 because of a $211,000 increase in depreciation expense from completion of our new Chelsea warehouse, as well as lower occupancy due to a tenant default and non-renewing leases. Mining Royalty Land's segment operating profit increased $596,000 primarily because of the prior year's overpayment deduction of $566,000.
•Net investment income decreased $1,582,000 from reduced earnings on cash equivalents ($904,000) and reduced income from our lending ventures ($678,000) primarily due to fewer residential lot sales.
•Interest expense decreased $221,000 compared to the same period last year as we capitalized $209,000 more interest. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.
•Equity in loss of Joint Ventures improved $1,333,000 because of improved results at our unconsolidated joint ventures. Results improved at The Verge ($499,000) due to lease up, and also at Bryant Street ($656,000) and BC Realty ($222,000) because of higher revenues and lower variable rate interest expense.

Multifamily Segment (Pro rata consolidated and pro rata unconsolidated)
For ease of comparison all the figures in the tables below include the results for The Verge from prior periods (when this project was still in our Development segment).

	Six months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$16,772	100.0%	15,996	100.0%	776	4.9%

Depreciation and amortization	6,673	39.8%	6,689	41.8%	(16)	-.2%
Operating expenses	5,316	31.7%	5,072	31.7%	244	4.8%
Property taxes	1,978	11.8%	1,801	11.3%	177	9.8%

Cost of operations	13,967	83.3%	13,562	84.8%	405	3.0%

Operating profit before G&A	$2,805	16.7%	2,434	15.2%	371	15.2%

Depreciation and amortization	6,673		6,689		(16)
Unrealized rents & other	(111)		46		(157)
Net operating income	$9,367	55.8%	9,169	57.3%	198	2.2%

The combined consolidated and unconsolidated pro rata net operating income this quarter for this segment was $9,367,000, up $198,000 or 2% compared to $9,169,000 in the same period last year. Most of this increase was from the lease up of The Verge which contributed $1,486,000 of pro rata NOI to this segment compared to $1,316,000 in the Development segment in the same period last year, an increase of $170,000. Same store NOI increased $28,000.

Apartment Building	Units	Pro rata NOI YTD 2025	Pro rata NOI YTD 2024	Avg. Occupancy YTD 2025	Avg. Occupancy YTD 2024	Renewal Success Rate YTD 2025	Renewal % increase YTD 2025

Dock 79 Anacostia DC	305	$1,900,000	$1,878,000	95.6%	94.2%	70.4%	4.8%
Maren Anacostia DC	264	$1,745,000	$1,847,000	93.7%	94.3%	54.0%	4.9%
Riverside Greenville	200	$437,000	$439,000	92.9%	93.3%	56.8%	5.0%
Bryant Street DC	487	$3,081,000	$3,051,000	93.5%	92.0%	51.8%	2.1%
.408 Jackson Greenville	227	$718,000	$638,000	96.1%	94.6%	58.8%	4.6%
Verge Anacostia DC	344	$1,486,000	$1,316,000	93.4%	89.5%	69.1%	2.8%
Multifamily Segment	1,827	$9,367,000	$9,169,000	94.1%	92.7%

Multifamily Segment (Consolidated - Dock 79 and The Maren)

	Six months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$10,991	100.0%	10,910	100.0%	81	.7%

Depreciation and amortization	3,930	35.7%	3,962	36.3%	(32)	-.8%
Operating expenses	3,112	28.3%	2,980	27.3%	132	4.4%
Property taxes	1,283	11.7%	1,100	10.1%	183	16.6%

Cost of operations	8,325	75.7%	8,042	73.7%	283	3.5%

Operating profit before G&A	$2,666	24.3%	2,868	26.3%	(202)	-7.0%

Total revenues for our two consolidated joint ventures were $10,991,000, an increase of $81,000 versus $10,910,000 in the same period last year. Total operating profit before G&A for the consolidated joint ventures was $2,666,000, a decrease of $202,000, or 7% versus $2,868,000 in the same period last year primarily due to higher operating expenses ($132,000) and property taxes ($183,000).

Multifamily Segment (Pro rata unconsolidated)
Our Multifamily Segment has four unconsolidated joint ventures (Bryant Street, The Verge, Riverside, and .408 Jackson). Riverside was moved from the Development segment to the Multifamily segment in 2022, Bryant Street and .408 Jackson moved as of the beginning of 2024 and The Verge moved effective July 1, 2024, each upon reaching lease up stabilization.

	Six months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$10,785	100.0%	10,051	100.0%	734	7.3%

Depreciation and amortization	4,518	41.9%	4,518	45.0%	—	—%
Operating expenses	3,666	34.0%	3,452	34.3%	214	6.2%
Property taxes	1,279	11.9%	1,204	12.0%	75	6.2%

Cost of operations	9,463	87.7%	9,174	91.3%	289	3.2%

Operating profit	$1,322	12.3%	877	8.7%	445	50.7%

For our four unconsolidated joint ventures, pro rata revenues were $10,785,000, an increase of $734,000 or 7% compared to $10,051,000 in the same period last year. Pro rata operating profit before G&A was $1,322,000, an increase of $445,000, or 51% versus $877,000 in the same period last year. The increase was due to lease up at The Verge and higher revenues at Bryant Street and .408 Jackson.
Industrial and Commercial Segment

	Six months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$2,721	100.0%	2,898	100.0%	(177)	(6.1%)

Depreciation and amortization	962	35.4%	723	24.9%	239	33.1%
Operating expenses	463	17.0%	406	14.0%	57	14.0%
Property taxes	210	7.7%	127	4.4%	83	65.4%

Cost of operations	1,635	60.1%	1,256	43.3%	379	30.2%

Operating profit before G&A	$1,086	39.9%	1,642	56.7%	(556)	(33.9%)

Depreciation and amortization	962		723		239
Unrealized revenues	101		(19)		120
Net operating income	$2,149	79.0%	$2,346	81.0%	$(197)	(8.4%)
Total revenues in this segment were $2,721,000, down $177,000 or 6%, over the same period last year. Operating profit before G&A was $1,086,000, down $556,000 or 34% from $1,642,000 in the same period last year due to $216,000 of depreciation and $30,000 of operating costs at our spec Chelsea warehouse placed in service in April, a write-off of $118,000 unrealized rent receivable and $34,000 deferred leasing commission related to a tenant that defaulted, and the related lower occupancy. Net operating income in this segment was $2,149,000, down $197,000 or 8% compared to the same period last year.

Mining Royalty Lands Segment Results

	Six months ended June 30
(dollars in thousands)	2025	%	2024	%	Change	%

Mining royalty and rent revenue	$6,843	100.0%	6,194	100.0%	649	10.5%

Depreciation, depletion and amortization	355	5.2%	308	5.0%	47	15.3%
Operating expenses	32	0.5%	33	0.5%	(1)	-3.0
Property taxes	151	2.2%	144	2.3%	7	4.9%

Cost of operations	538	7.9%	485	7.8%	53	10.9%

Operating profit before G&A	$6,305	92.1%	5,709	92.2%	596	10.4%

Depreciation and amortization	355		308		47
Unrealized revenues	289		(229)		518
Net operating income	$6,949	101.5%	$5,788	93.4%	$1,161	20.1%

Total revenues in this segment were $6,843,000, an increase of $649,000 or 10% versus $6,194,000 in the same period last year. Royalty revenues in the prior year were impacted by the deduction of royalties to resolve an $842,000 overpayment which we referenced previously. Through the six months of last year, the tenant withheld $566,000 in royalties otherwise due to the Company. Royalty tons were down 7% primarily due to a decrease at one location that had one-time project specific rail shipments in the prior year. The revenue reduction from the decreased volume was more than offset by increased royalties per ton (up 8.5% excluding the prior year payment deduction) along with the overpayment reduction in the prior year. Total operating profit before G&A in this segment was $6,305,000, an increase of $596,000 versus $5,709,000 in the same period last year. Net operating income in this segment was $6,949,000, up $1,161,000 or 20% compared to the same period last year due to higher revenues and a $518,000 increase in unrealized revenues due to temporarily higher minimum royalty payments at one location which are straight-lined across the life of the lease for GAAP revenue purposes.

Development Segment Results

	Six months ended June 30
(dollars in thousands)	2025	2024	Change

Lease revenue	$601	608	(7)

Depreciation, depletion and amortization	86	85	1
Operating expenses	832	150	682
Property taxes	296	296	—

Cost of operations	1,214	531	683

Operating profit before G&A	$(613)	77	(690)

FRP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

Assets:	June 30 2025	December 31 2024
Real estate investments at cost:
Land	$168,927	168,943
Buildings and improvements	308,561	283,421
Projects under construction	16,167	32,770
Total investments in properties	493,655	485,134
Less accumulated depreciation and depletion	82,916	77,695
Net investments in properties	410,739	407,439

Real estate held for investment, at cost	12,312	11,722
Investments in joint ventures	139,098	153,899
Net real estate investments	562,149	573,060

Cash and cash equivalents	153,167	148,620
Cash held in escrow	1,266	1,315
Accounts receivable, net	1,586	1,352
Federal and state income taxes receivable	778	—
Unrealized rents	1,264	1,380
Deferred costs	1,942	2,136
Other assets	630	622
Total assets	$722,782	728,485

Liabilities:
Secured notes payable	$180,371	178,853
Accounts payable and accrued liabilities	6,739	6,026
Other liabilities	1,487	1,487
Federal and state income taxes payable	—	611
Deferred revenue	2,842	2,437
Deferred income taxes	67,655	67,688
Deferred compensation	1,494	1,465
Tenant security deposits	780	805
Total liabilities	261,368	259,372

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 19,109,234 and 19,046,894 shares issued and outstanding, respectively	1,911	1,905
Capital in excess of par value	70,196	68,876
Retained earnings	354,555	352,267
Accumulated other comprehensive income, net	40	55
Total shareholders’ equity	426,702	423,103
Noncontrolling interests	34,712	46,010
Total equity	461,414	469,113
Total liabilities and equity	$722,782	728,485

Non-GAAP Financial Measures.
To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures. For ease of comparison all the figures in the tables below include the results for The Verge in the Multifamily segment for all periods shown.

Pro rata Net Operating Income Reconciliation
Six months ending 6/30/25 (in thousands)
	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$831	1,086	(2,531)	4,806	(1,934)	2,258
Income tax allocation	255	333	(788)	1,476	(572)	704

Income (loss) before income taxes	1,086	1,419	(3,319)	6,282	(2,506)	2,962

Less:
Unrealized rents	—		—	—		—
Interest income		1,876	1		3,032	4,909
Plus:
Unrealized rents	101	—	14	289	—	404
Professional fees		734	87			821
Equity in loss of joint ventures	—	(156)	4,543	23		4,410
Interest expense	—	—	1,443	—	76	1,519
Depreciation/amortization	962	86	3,930	355		5,333
General and administrative	—	—	—	—	5,462	5,462

Net operating income (loss)	2,149	207	6,697	6,949	—	16,002

NOI of noncontrolling interest			(3,052)			(3,052)
Pro rata NOI from unconsolidated joint ventures		380	5,722			6,102

Pro rata net operating income	$2,149	587	9,367	6,949	—	19,052

Pro-rata Net Operating Income Reconciliation
Six months ended 06/30/24 (in thousands)

	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$805	(1,115)	(2,477)	3,876	2,305	3,394
Income tax allocation	247	(343)	(772)	1,191	993	1,316

Income (loss) before income taxes	1,052	(1,458)	(3,249)	5,067	3,298	4,710

Less:
Unrealized rents	19		9	229		257
Interest income		2,554			3,937	6,491
Plus:						—
Professional fees			15			15
Equity in loss of joint ventures	—	1,782	3,939	22		5,743
Interest expense	—	—	1,652	—	88	1,740
Depreciation/amortization	723	85	3,962	308		5,078
General and administrative	590	2,307	526	620	551	4,594
						—
Net operating income (loss)	2,346	162	6,836	5,788	—	15,132

NOI of noncontrolling interest			(3,111)			(3,111)
Pro-rata NOI from unconsolidated joint ventures		299	5,444			5,743

Pro-rata net operating income	$2,346	461	9,169	5,788	—	17,764

Conference Call

The Company will host a conference call on Thursday, August 7, 2025 at 9:00 a.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-343-4849 (passcode 83364) within the United States. International callers may dial 1-203-518-9848 (passcode 83364). Audio replay will be available until August 21, 2025 by dialing 1-800-839-2385 within the United States. International callers may dial 1-402-220-7203. No passcode needed. An audio replay will also be available on the Company’s website under investors, financials, quarterly results (https://investors.frpdev.com/quarterly-reports) following the call.

Additional Information

Our investor relations website is https://investors.frpdev.com and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, press releases, quarterly earnings presentations, investor presentations, and corporate governance information, which may contain material information about us, and you may subscribe to Email Alerts to be notified of new information posted to this site.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the MidAtlantic and Florida; multifamily demand in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as the impact of tariffs on our industrial tenants and construction costs; well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, and (iv) leasing and management of residential apartment buildings.

Contact: Matthew C. McNulty Chief Financial Officer	904/858-9100